                                                                   EXHIBIT 2.1



                        RELEASE AND SETTLEMENT AGREEMENT

         THIS RELEASE AND SETTLEMENT AGREEMENT (the "Agreement") is made and entered into this 25th day of February, 1998 by and among MedPartners, Inc., a Delaware corporation ("MedPartners"), ASG Merger Corporation, a Delaware corporation and a wholly owned subsidiary of MedPartners (the "Subsidiary"), EMSA Correctional Care, Inc., a Delaware corporation and an indirect wholly owned subsidiary of MedPartners ("EMSA"), and America Service Group Inc., a Delaware corporation ("ASG").
                                  WITNESSETH:
         WHEREAS, MedPartners, the Subsidiary and ASG entered into that certain Plan and Agreement of Merger, dated October 1, 1997 (the "Merger Agreement"), as amended by the Amendment to Plan and Agreement of Merger, dated December 29, 1997 (the "First Amendment"), and the Consent and Agreement, dated January 19, 1998 (the "Second Amendment") (collectively, the "Amended Merger Agreement");
         WHEREAS, in connection with the negotiations surrounding the Merger Agreement, MedPartners and ASG entered in that certain Confidentiality Agreement, dated July 28, 1997;
         WHEREAS, in the absence of this Agreement, ASG will file a lawsuit against MedPartners and Subsidiary seeking actual, consequential and punitive damages for the breach of certain of their representations, warranties, covenants and agreements contained in the Amended Merger Agreement, and various tort law claims, among other causes of action (the "Action");
         WHEREAS, the Parties hereto wish to terminate the Amended Merger Agreement and release their respective rights, claims, obligations and liabilities thereunder;
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         WHEREAS, in partial consideration of the payment by MedPartners to
ASG, ASG will assign all of its rights to EMSA and EMSA will assume all of ASG's obligations and liabilities under each of the Joint Venture Agreements between Prison Health Services, Inc. and EMSA related to the provision of services to (i) Augusta-Richmond County, Georgia (3 facilities), (ii) Central Region New York (Specialty Care Program), (iii) Ector County Detention Center, Texas, (iv) Floyd County Indigent Care, Georgia, (v) Franklin County, Ohio,
(vi) Hampton Roads Regional Jail (Portsmith), Virginia, (vii) Marion County Jail, Florida, (viii) State of New Mexico, and (ix) Trumball Correctional Institution, Ohio (the "Joint Venture Agreements"); and
         WHEREAS, in consideration of the covenants and consideration herein set forth, MedPartners will assume all of ASG's obligations and liabilities under the leases of the office space comprising ASG's Atlanta, Georgia, and Newark, Delaware, regional offices and ASG will assign to MedPartners all of its right, title and interest in and to any amounts received with respect to any sublease or assignment of the Leases.
         WHEREAS, the Parties are entering into a Non-Compete, Non-Solicitation and Standstill Agreement (the "Non- Compete Agreement") in connection with the settlement effected pursuant to this Agreement.
         NOW, THEREFORE, in consideration of the covenants and consideration herein set forth, and the payment described herein, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties agree as follows:


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                                 ARTICLE 1.
                                DEFINITIONS

         As used in this Agreement, the following terms have the meanings specified below:
                    (a) "ASG" shall mean ASG and its predecessors, successors, subsidiaries, affiliates, parents, divisions, partners, assigns, insurers, agents, representatives, and present or former directors, officers, and employees.
                    (b) "Leases" shall mean, collectively, the Lease, dated September 19, 1996, between Piedmont Center, 1-4 LLC, a Delaware limited liability company, and ASG, as amended, and the Agreement of Lease, dated as of February 1, 1997, between American Trading Real Estate Properties, Inc., a Maryland corporation, and Prison Health Services, Inc., a Delaware corporation.
                    (c) "MedPartners" shall mean MedPartners, Inc. and its predecessors, successors, subsidiaries, affiliates, parents, divisions, partners, assigns, insurers, agents, representatives, and present or former directors, officers, and employees, including Subsidiary and EMSA.
                    (d)     "Parties" means MedPartners and ASG, collectively.
                    (e) "Non-Compete Agreement" means the Non-Compete, Non-Solicitation and Standstill Agreement attached hereto as Exhibit A.
                    (f) "Released Claims" means all known and unknown claims, counterclaims, demands, rights, liabilities, obligations, and causes of action, of every nature and description whatsoever (in equity and at law), including without limitation any of the





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         foregoing that (i) might have been asserted by ASG or MedPartners in the Action; (ii) arise out of or relate to (A) the Amended Merger Agreement or (B) any of the facts that could have been alleged in the
         Action; (iii) arise    out of or relate to the Joint Venture
         Agreements, including, without limitation, Section 2.08 thereof; or
         (iv) arise out of or relate to ASG's employment of Mr. Gerald F. Boyle. Notwithstanding the foregoing, Released Claims shall not include any known or unknown claims, counterclaims, demands, rights, liabilities, obligations, and causes of action, of every nature and description whatsoever (in equity and at law) arising under or related to the Confidentiality Agreement or the Non-Compete Agreement.

                                 ARTICLE 2.
                               THE SETTLEMENT

                      2.1 Upon execution of this Agreement, MedPartners will pay ASG the amounts set forth in Schedule 1 to this Agreement at the times set forth therein, which payments, together with the performance by MedPartners of its obligations set forth in Sections 2.5 and 2.6 shall be in full satisfaction of the Released Claims and as consideration for ASG's interest in the Joint Venture Agreements.
                      2.2 In consideration of the mutual covenants herein, and upon execution of this Agreement, MedPartners hereby fully, finally, and forever releases, relinquishes, and discharges all Released Claims against ASG. In connection with such release, MedPartners and EMSA agree that they, their affiliates, officers or directors will not arrange for, cooperate with, consent to, encourage, support, supply information to, or solicit any individual, entity or group (including stockholders of ASG) in the pursuit or prosecution of any Released Claim against





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ASG, its officers or directors, unless in the written opinion of counsel to
MedPartners such action is necessary for MedPartner's Board of Directors to fulfill its fiduciary duty or is otherwise required by law. In the event any individual, entity or group (including stockholders of MedPartners) shall elect to pursue a derivative suit (or any similar such action) involving any Released Claim, MedPartners shall file a motion with the appropriate court for dismissal of the suit and shall fully cooperate with ASG in the defense of any such suit unless in the written opinion of counsel to MedPartners such action is inconsistent with Fed.R.Civ.P. 11, similar state law provisions, or the fiduciary duties of MedPartner's Board of Directors, or any committee thereof. ASG shall reimburse MedPartners for any and all reasonable expenses incurred by MedPartners in connection with filing such motion or cooperating with ASG in such defense. Notwithstanding the foregoing, in the event MedPartners is a named defendant in any such action, it shall assume and be responsible for any attorney's fees, costs and expenses associated with its defense, except as set forth in the preceding sentence.
         2.3 In consideration of the mutual covenants herein, and upon execution of this Agreement, the Joint Venture Agreements are hereby amended to delete the entirety of Section 2.08, Article V and Section 10.02 of each Joint Venture Agreement.
         2.4 EMSA hereby assumes from ASG and ASG hereby assigns to EMSA the Joint Venture Agreements and all of ASG's rights and obligations thereunder.
         2.5 MedPartners hereby assumes all of ASG's obligations pursuant to the Leases, effective as of February 1, 1998. ASG hereby assigns to MedPartners all of its right, title and interest in and to any and all amounts paid by any sublessee or assignee of the Leases or either of them and hereby agrees to co-operate with MedPartners in its efforts to sublease or





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assign the Leases.  MedPartners agrees to pay to ASG on the date of the execution hereof the sum of $4,339.50, representing the amount of the security deposit paid by ASG with respect to the Leases. ASG agrees that MedPartners shall be entitled to receive, and agrees to pay to MedPartners, the amount of any refund of such security deposit received by ASG.
         2.6 MedPartners shall maintain at its own expense, the same employee benefits program presently in effect for all employees of ASG, which employee benefits program is more particularly described on Schedule 2 hereto, for the period from January 1, 1998, through December 31, 1998. MedPartners shall provide such benefits in a manner that will not require "reenrollment" by ASG's employees.
         2.7 MedPartners and EMSA jointly and severally agree to indemnify and hold harmless ASG from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, cost of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the Joint Venture Agreements.
         2.8 In consideration of the mutual covenants herein, and upon execution of this Agreement, ASG hereby fully, finally, and forever releases, relinquishes, and discharges all Released Claims against MedPartners. In connection with such release, ASG agrees that it, its affiliates, officers or directors will not arrange for, cooperate with, consent to, encourage, support, supply information to, or solicit any individual, entity or group (including stockholders of ASG) in the pursuit or prosecution of any Released Claim against MedPartners, its officers or directors, unless in the written opinion of counsel to ASG such action is necessary for ASG's





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Board of Directors to fulfill its fiduciary duty or is otherwise required by law. In the event any individual, entity or group (including stockholders of ASG) shall elect to pursue a derivative suit (or any similar such action) involving any Released Claim, ASG shall file a motion with the appropriate court for dismissal of the suit and shall fully cooperate with MedPartners in the defense of any such suit unless in the written opinion of counsel to ASG such action is inconsistent with Fed.R.Civ.P. 11, similar state law provisions, or the fiduciary duties of ASG's Board of Directors, or any committee thereof. MedPartners shall reimburse ASG for any and all reasonable expenses incurred by ASG in connection with filing such motion or cooperating with MedPartners in such defense. Notwithstanding the foregoing, in the event ASG is a named defendant in any such action, it shall assume and be responsible for any attorney's fees, costs and expenses associated with its defense, except as set forth in the preceding sentence.
         2.9 The Parties agree to mutually terminate the Amended Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement.
         2.10 Pursuant to Paragraph 1 of the Confidentiality Agreement dated July 28, 1997, by and between ASG and MedPartners, ASG and MedPartners and their respective affiliates shall promptly destroy all "Confidential Information" (as defined in the Confidentiality Agreement) furnished by either of them to the other.

                                   ARTICLE 3.
                                     OTHER

         3.1 In entering into this Agreement, the undersigned represent that they have read all the terms hereof, have discussed the terms with counsel and that such terms are fully understood and voluntarily accepted.





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         3.2 This Agreement shall be in all respects interpreted, enforced, and governed by and under the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
         3.3 Each party to this Agreement acknowledges that this Agreement supersedes all prior agreements, discussions, or representations, whether oral or written, with respect to the subject matter hereof, with the exception of the Confidentiality Agreement and the Non-Compete Agreement. This Agreement specifically supersedes the Amended Merger Agreement and the Joint Venture Agreements. The Parties further acknowledge that this Agreement cannot be varied or amended except by writing signed by the Parties hereto.
         3.4 Each party represents and warrants that the person executing this Agreement in its behalf is duly authorized and fully competent to execute this Agreement in its behalf.
         3.5 All payments required to be made pursuant to this Agreement shall be made on the due date by wire transfer of immediately available funds to the account of ASG specified on Schedule 1 hereto. Any payment that is required to be made on a due date that is not a day on which commercial banks are open for business in either Birmingham, Alabama, or Nashville, Tennessee, shall be made on the next day on which such banks in both such cities are open for business, without interest. Subject to the preceding sentence, any payment due pursuant to this Agreement that is not paid on the due date shall bear interest at an interest rate per annum equal to the "prime rate" from time to time announced by SunTrust Bank, Atlanta, Georgia, plus 2%. If ASG shall be required to collect any amount due to it pursuant to this Settlement Agreement by law or through an attorney at law, MedPartners shall pay all reasonable costs of





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collection incurred by ASG, including, without limitation, reasonable attorney's fees, to the extent actually incurred.

        3.6 This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and it shall be deemed to have been prepared jointly by both Parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any Party hereto.



                                        CONSENTED AND AGREED:

                                        MEDPARTNERS, INC.


                                        By: /s/ Tracy P. Thrasher
                                           ---------------------------------
                                            Name:  Tracy P. Thrasher
                                            Title: Secretary


                                        ASG MERGER CORPORATION


                                        By: /s/ Tracy P. Thrasher
                                           ---------------------------------
                                            Name:  Tracy P. Thrasher
                                            Title: Secretary


                                        EMSA CORRECTIONAL CARE, INC.


                                        By: /s/ Tracy P. Thrasher
                                           ---------------------------------
                                              Name:  Tracy P. Thrasher
                                              Title: Secretary





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


                                      AMERICA SERVICE GROUP INC.


                                      By: /s/ Scott L. Mercy
                                         ------------------------------------
                                            Name:  Scott L. Mercy
                                            Title: President and Chief
                                                     Executive Officer





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                       SCHEDULE 1 TO SETTLEMENT AGREEMENT




PAYMENT AMOUNT:                                                               DUE DATE:
---------------                                                               ---------
On execution                                                                $1,694,660.50
On April 1, 1998                                                             $605,333.33
On July 1, 1998                                                              $605,333.33
On September 1, 1998                                                         $605,333.33

WIRE TRANSFER INSTRUCTIONS:

All amounts due to ASG pursuant to the Settlement Agreement shall be remitted to such account as shall be specified by ASG to MedPartners in writing.





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